                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant [X]

Filed by a Party Other than Registrant [ ]

Check the Appropriate Box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only
                                                  as listed by Rule 14a-6(e)(2)0
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Exchange Act rule 14a-11(c) or 14a-12

                                  LEXENT INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing fee (Check the appropriate box):

[X]  No Fee Required

[ ]  Fee computed on table below

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate Number of Securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or the underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        $
        ------------------------------------------------------------------------

     (5)  Total fee paid:

        $
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

     (1)  Amount Previously Paid:

        $
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  LEXENT INC.
                              THREE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 3, 2001

To the Stockholders of Lexent Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of LEXENT INC., a Delaware corporation (the "Company"), will be held on May 3, 2001 at the hour of 10:00 a.m. Eastern Daylight Time, at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022, for the following purposes:

        (1) To elect three Class I directors for terms expiring in 2002, two Class II directors for terms expiring in 2003, and two Class III directors for terms expiring in 2004;

        (2) To consider and vote upon a proposal to amend the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan to 9,900,000;

        (3) To approve the adoption of the Company's 2001 Employee Stock Purchase Plan;

        (4) To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001; and

        (5) To transact such other business as may properly come before the Meeting.

     Only Stockholders of record at the close of business on March 1, 2001 are entitled to notice of, and shall be entitled to vote at, the Meeting or any postponements or adjournments thereof.

     You are requested to fill in, date and sign the enclosed proxy card(s), which are being solicited by the Company's Board of Directors. The prompt return of your proxy will save the Company the expense of further requests for proxies. Submitting a proxy will not prevent you from voting in person, should you so desire.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. YOU MAY NOT VOTE YOUR SHARES OF STOCK AT THE ANNUAL MEETING UNLESS YOU ARE PRESENT IN PERSON OR REPRESENTED BY PROXY. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY RETURNED A PROXY CARD.

                                          By Order of the Board of Directors,

                                          /s/ Sidney A. Sayovitz
                                          SIDNEY A. SAYOVITZ
                                          Secretary

Dated: April 6, 2001

                                  LEXENT INC.
                              THREE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 2001

GENERAL

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Lexent Inc. (the "Company"), to be used at the Annual Meeting of Stockholders (the "Meeting") to be held on May 3, 2001 at 10:00 a.m. Eastern Daylight Time at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022 and at any postponements or adjournments thereof. Only Stockholders of record at the close of business on March 1, 2001 are entitled to vote at the Meeting or any postponements or adjournments thereof.

     Proxies will be solicited by mail, and the Company will pay all expenses of preparing and soliciting these proxies. The approximate date on which this Proxy Statement and the enclosed form of proxy cards were first sent or given to Stockholders was April 6, 2001.

     A proxy card is enclosed. Whether or not you plan to attend the Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope provided to ensure that your shares will be voted at the Meeting.

     Stockholders who execute proxies retain the right to revoke them by written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the Meeting and voting in person. Unless a proxy is so revoked, the person designated as proxy in any duly executed proxy card received, will vote on all matters presented at the Meeting in accordance with the specifications given therein by the person executing such proxy or, in the absence of specified instructions, will vote for the named nominees to the Company's Board of Directors and in favor of each of the proposals indicated on such proxy. The Board of Directors does not know of any other matter that may be brought before the Meeting but, in the event that any other matter should come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all Proxies not marked to the contrary in their discretion as they deem advisable.

     The total number of shares of the Company's Common Stock outstanding as of March 1, 2001 was 41,205,712 shares. There are no shares of Preferred Stock outstanding. Each share of Common Stock is entitled to one non-cumulative vote. A majority of the shares of Common Stock outstanding and entitled to vote must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

     A list of Stockholders entitled to vote at the Meeting will be available at the Company's offices, Three New York Plaza, New York, New York 10004 for a period of ten days prior to the Meeting and at the Meeting itself for examination by any Stockholder.

PURPOSE OF THE MEETING

     At the Meeting, the Company's Stockholders will be asked (a) to elect three Class I directors for terms expiring in 2002, two Class II directors for terms expiring in 2003 and two Class III directors for terms expiring in 2004; (b) to approve an amendment to the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan; (c) to approve the Company's 2001 Employee Stock Purchase Plan; (d) to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001; and (e) to transact any such other business as may properly come before the Meeting or any postponement or adjournment thereof. Management reserves the right to withdraw any of these proposals from consideration prior to the actual vote thereupon.

VOTING AND SOLICITATION OF PROXIES

     All shares of Common Stock represented at the Meeting by properly executed proxies received prior to the vote at the Meeting, unless previously revoked (as described immediately below), will be voted in accordance with the instructions thereon. If a properly signed proxy is returned and no instructions are given, proxies will be voted FOR (i) the election of the nominees named herein as members of the Board; (ii) the adoption of an amendment to the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan; (iii) the approval of the 2001 Employee Stock Purchase Plan; and (iv) the ratification of PricewaterhouseCoopers LLP as the Company's independent certified public accountants. No matters other than those referred to above are presently scheduled to be considered at the Meeting.

     Only votes cast "for" a matter constitute affirmative votes. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes and abstentions are not included in the tabulation of the voting results on the election of directors or matters requiring approval of a majority of the votes cast for or against a matter and, therefore, do not have the effect of votes in opposition in such tabulations. The votes required with respect to the matters set forth in the Notice of Annual Meeting of Stockholders are set forth below.

     Stockholders giving proxies may revoke them at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at Three New York Plaza, New York, New York 10004 prior to the Meeting either (i) a written notice of revocation bearing a date later than the date of such proxy or (ii) a subsequent proxy relating to the same shares; or by attending the Meeting and voting in person (although attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy).

     Proxies are being solicited by and on behalf of the Board of Directors of the Company. The Company will solicit proxies by mail, and the directors, officers and employees of the Company may also solicit proxies by telephone, telegram or personal interview. Those persons will receive no additional compensation for these services but will be reimbursed for reasonable out-of-pocket expenses. The Company will bear the costs of preparing and mailing the proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of shares of Common Stock. Such persons will be paid reasonable out-of-pocket expenses.

VOTE REQUIRED

     If a quorum is present at the meeting, the following votes are required to approve each proposal, respectively:

Proposal 1:  The affirmative vote of a majority of the votes cast shall be sufficient to elect each nominee on the Company's slate of directors.
Proposal 2:  The affirmative vote of a majority of the votes cast shall be sufficient to approve the proposed amendment to the Company's Amended and Restated Stock Option and Restricted
             Stock Purchase Plan that increases the number of shares of common stock authorized for issuance under the plan to 9,900,000.
Proposal 3:  The affirmative vote of a majority of the votes cast shall be sufficient to approve the Company's 2001 Employee Stock
             Purchase Plan.
Proposal 4:  The affirmative vote of a majority of the votes cast shall be sufficient to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The first matter that stockholders will be asked to vote upon at the Annual Meeting is the election of three Class I Directors for a term expiring at the annual meeting of stockholders to be held in the year 2002, two Class II Directors for a term expiring at the annual meeting of stockholders to be held in the year 2003 and two Class III Directors for a term expiring at the annual meeting of stockholders to be held in the year 2004.

     Pursuant to the Second Amended and Restated By-Laws of the Company amended on August 14, 2000, at the first meeting held for election of the Board of Directors, Directors of the first class ("Class I Directors") shall be elected for a term of one-year; Directors of the second class ("Class II Directors") shall be elected for a term of two-years; and Directors of the third class ("Class III Directors") shall be elected for a term of three years. At each annual election thereafter, successors to the class of Directors whose terms expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of Directors shall expire in each year. Each director's term is subject to the election and qualification of his or her successor, or prior termination of service in accordance with the Company's certificate of incorporation, by-laws and applicable law.

     Alf T. Hansen resigned from the position of President, Chief Executive Officer and Director, effective March 30, 2001. One of our current Directors, Thomas Hallagan, is no longer employed by Abbott Capital Management, LLC. Abbott Capital 1330 Investors, I, L.P. is one of our principal stockholders. The Board of Directors' Nominating Committee has recommended that the size of the Board of Directors be reduced from nine to seven, with Mr. Hallagan not standing for reelection when his term as a director expires on the date of the Shareholders' Meeting. Currently, Mr. Hallagan is a member of the Audit Committee and the Compensation Committee. The Board intends to name a new member of the Audit Committee and of the Compensation Committee at its first meeting after the Shareholders' Meeting.

     The following individuals have been nominated by the Board of Directors' Nominating Committee for election at the Annual Meeting:

  Nominees for Class I Directors:

L. White Matthews III(1)(2)........   55    Director
Kevin M. O'Kane....................   48    President, Chief Executive Officer, Vice
                                            Chairman, Chief Operating Officer and Director
Walter C. Teagle III...............   51    Director

  Nominees for Class II Directors:

Richard L. Schwob..................   53    Director
Richard W. Smith(1)................   47    Director

  Nominees for Class III Directors

Peter O. Crisp(2)..................   67    Director
Hugh J. O'Kane Jr. ................   50    Chairman of the Board

---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

INFORMATION CONCERNING NOMINEES

  Nominees for Class I Directors:

     L. White Matthews, III has been a Director since September 1998. He has served as Executive Vice President, Chief Financial Officer and a Director of Ecolab Inc., a global developer of cleaning and sanitation products and services, since July 1999. Prior to that, he held various positions with Union Pacific Corporation, most recently as its Chief Financial Officer and Director. Mr. Matthews holds a BS from Hampden-Sydney College and an MBA from the University of Virginia Darden School of Business and General Management.

     Kevin M. O'Kane has approximately 15 years experience in the telecommunications industry and is our President and Chief Executive Officer since March 30, 2001, expanding upon his role as our Chief Operating Officer and a Director since our inception. In February 2000, he was appointed Vice Chairman of our Board of Directors. Prior to our founding, Mr. O'Kane held various positions in our predecessor company, most recently as its Vice President, since joining his family's business in 1976. Mr. O'Kane holds a BS in accounting from Boston College.

     Walter C. Teagle III has approximately five years experience in the telecommunications industry and has been a Director since September 1998 and served as an Executive Vice President from February 2000 to January 2001. From June 1999 through January 2000, Mr. Teagle was the President of our subsidiary National Network Technologies LLC. Prior to joining our company, Mr. Teagle was the President and Chief Executive Officer of Metro Design Systems Inc., an engineering and design firm which was acquired by us in September 1999. Mr. Teagle also serves as a Director of the First of Long Island Corporation. Mr. Teagle holds a BS in economics from the University of Maryland and an MBA in finance from the University of Pennsylvania Wharton School.

  Nominees for Class II Directors:

     Richard L. Schwob has been a Director since March 2000. He has served as Vice President, Sales and Marketing of Marconi Communications, an international supplier of high performance broadband solutions, since November 1999. Prior to that, he held various positions with Marconi, most recently as Vice President, General Manager for the Power and Outside Plant business units. Mr. Schwob holds a BS from Drake University and completed the Advanced Management Program at Harvard University Graduate School of Business. He has held board positions with the Alliance for Telecommunications Industry Solutions and is currently an advisory board member for the International Engineering Consortium.

     Richard W. Smith has been a Director since July 1998. He is an individual general partner of the general partners of Allegra Capital Partners IV, L.P., Allegra Capital Partners III L.P., Lawrence, Tyrrell, Ortale & Smith II, L.P. and Lawrence, Tyrrell, Ortale & Smith, L.P., each a venture capital investment firm. He is also Chairman of both Ixnet, Inc. and IPC Communications, Inc. He is also a director of several private companies. Mr. Smith co-authored the book Treasury Management: A Practitioner's Hand-Book. He holds a BA from Harvard University.

  Nominees for Class III Directors:

     Hugh J. O'Kane, Jr. has approximately 15 years experience in the telecommunications industry and has been Chairman of the Board of Directors since our inception. From our inception to February 2000, he also served as our President and Chief Executive Officer. Prior to our founding, Mr. O'Kane held various positions in our predecessor company, most recently as its President, since joining his family's business in 1973. Mr. O'Kane holds a BS in finance from Boston College.

     Peter O. Crisp has been a Director since February 2000. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for more than five years until his retirement in September 1997. He has been Vice Chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, United States Trust Corporation, Thermo Electron Corporation and several private companies. Mr. Crisp holds a BA from Yale University and an MBA from the Harvard Graduate School of Business.

     Hugh J. O'Kane, Jr., the Chairman of our board, and Kevin M. O'Kane, the Vice Chairman of our board and our Chief Operating Officer, are brothers.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE
           BOARD OF DIRECTORS OF THE COMPANY OF EACH OF THE NOMINEES

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

  Director Meetings

     The Board of Directors held six meetings during the year ended December 31, 2000. All of the directors were present at each such meeting either in person or through teleconference with the exception of two meetings where one director was not present.

  Report of the Compensation Committee

     The Company formed a Compensation Committee in January 1999 comprised of Messrs. Hugh O'Kane, Hallagan and Smith. The Compensation Committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock option plan and employee benefit plans. The Compensation Committee met two times during the year ended December 31, 2000. On December 18, 2000, the Committee adopted a Compensation Committee Charter. Also in December 2000, Mr. O'Kane resigned from the Committee and was replaced by Mr. L. White Matthews. The Compensation Committee approved the issuance of employee stock options to selected executives and employees after receipt of recommendations from senior management. The Committee also set guidelines regarding compensation levels for senior executives. The Committee believes that that equity participation and broad-based ownership of the Company's common stock by the employees is in the Company's interest and can be achieved through the stock option Plan and the proposed Employee Stock Purchase Plan. For additional information regarding the Compensation Committee see "Report from the Compensation Committee regarding Executive Compensation."

                                          COMPENSATION COMMITTEE
                                          Richard W. Smith, Chairman
                                          Thomas Hallagan
                                          L. White Matthews

  Report of the Audit Committee

     In 2000, the Audit Committee was composed of Messrs. Matthews, Crisp and Hallagan. The Audit Committee met two times during the year ended December 31, 2000. The Audit Committee is charged, among other things, with:

     - Reviewing and recommending to the Board of Directors the independent auditor to be selected to audit the Company's financial statements;

     - Reviewing and discussing with the independent auditors the matters required to be discussed by Statement of Accounting Standards No. 61;

     - Receiving from the independent auditor a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1; discussing with the independent accountant the independent accountant's independence; and recommending that the Board take appropriate action to oversee the independence of the independent accountant;

     - Reviewing expenses paid on behalf of or reimbursed to the Company's Chairman, Vice Chairman, and Chief Executive Officer;

     - Reviewing with the independent auditor the Company's interim financial results to be included in the Company's quarterly reports on Form 10-Q for filing with the Commission;

     - Discussing with management and the independent auditor the quality and adequacy of the Company's internal controls; and

     - Reviewing press releases of the Company's quarterly results with management and outside auditors prior to issuance.

     In November 2000, the Audit Committee approved the Audit Committee Charter, a copy of which is attached as "Exhibit A". The Audit Committee reviewed with the outside auditor issues relating to new NASDAQ rules for audit committees, press releases regarding quarterly earnings and audit results.

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, which includes, among other items, matters related to the conduct of the audit of the company's financial statements. The Audit committee has also received written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from the Company and its related entities, and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

                                          AUDIT COMMITTEE
                                          L. White Matthews, Chairman
                                          Peter Crisp
                                          Thomas Hallagan

  Director Compensation

     Prior to our initial public offering, each director who was not also an employee or an affiliate of a principal stockholder of our company received options to purchase shares of our common stock under our stock option plan and cash remuneration for specific actions they performed on our behalf. In 2000, each of these directors also received a fee of $1,500 per quarter for each quarter served as a member of the board, $750 for each board meeting attended in person and $500 for each attended meeting of a committee on which the director served. We also agreed to provide these members a $1,000 per day fee in the event we imposed upon these members specific advisory responsibilities outside the scope of the normal responsibilities of a member of our board of directors and $500 for each board meeting attended telephonically.

     Beginning in 2001 and in addition to the cash remuneration described above, these directors shall receive options to purchase shares of common stock under our stock option plan for each year served as a member of our board. The amount of each of these grants will be determined by the board or appointed committee or committees on the date of grant.

  Compensation Committee Interlocks And Insider Participation

     Prior to January 1999, all compensation decisions relating to our executive officers were made solely by our board of directors. Upon formation of our Compensation Committee and through December 31, 2000, the Compensation Committee made recommendations regarding the compensation of our executive officers. Mr. Hugh O'Kane, our Chairman and former President and Chief Executive Officer, was a member of the Compensation Committee from its formation until his resignation in December 2000. Further, Mr. Smith is a general partner of the general partner of each of the funds affiliated with Allegra Capital Partners, and Mr. Hallagan was a general partner of Abbott Capital 1330 Investors L.L.P.

                                   PROPOSAL 2

     PROPOSAL TO APPROVE AMENDMENT TO AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF STOCK OPTIONS ISSUABLE
                          UNDER SUCH PLAN TO 9,900,000

     The Company has adopted, and our stockholders have previously approved the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan"). This Plan was subsequently amended and restated on June 15, 2000. The Plan, as amended in 2000, authorizes, among other things, the reservation of 8,700,000 shares of the Company's Common Stock for issuance upon the exercise of options granted under the Plan. A summary of the principal provisions of the Plan appears below, and the text of the Plan as currently in effect is attached as Exhibit B hereto.

     On December 18, 2000, the Board of Directors approved a proposed amendment to the Plan to increase the maximum number of shares of Common Stock that may be issued under the plan by 1,200,000. The Board of Directors seeks stockholder approval to increase the number of shares available under the Plan so that additional options may be granted in accordance with the Compensation Committee guidelines. The Board has determined that because there are insufficient options available for future grants to current employees and to potential new employees, an increase in the authorization level under the Plan is in the Company's best interests.

     The Board of Directors believes that awards under the Plan serve to attract, retain and motivate officers, employees and other persons of our company and our subsidiaries and to encourage those employees and other persons to devote their best efforts to our business and financial success. The Board of Directors believes that the proposed amendment furthers these objectives by ensuring that a sufficient number of shares of Common Stock are available to be granted or issued under the Plan.

     The Plan currently authorizes the grant of options or awards to purchase up to an aggregate 8,700,000 shares of our common stock, either in the form of incentive stock options intended to meet the requirements of Section 422 of the Internal Revenue Code, as amended, or non-qualified stock options or restricted stock purchase awards. The Plan includes provisions for adjustment of the number of shares of common stock available for grant or award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends or other relevant changes in our capitalization.

     Each option or award granted is evidenced by a stock option or restricted stock purchase agreement. The Board or appointed committee or committees will fix the term and vesting provisions of all options granted pursuant to the plan. Options granted under the plan, other than those granted to some senior executives or outside directors as discussed below, generally vest as to 25% on the first anniversary of the grant date, and, as to the remaining portion, in equal, monthly installments for the 36 months thereafter. The exercise price of incentive stock options may not be less than 100% of the fair market value of the shares of common stock at date of grant.

     At the initial public offering of the Company's common stock in July, 2000, the Company issued stock options under the Plan to more than 800 non-executive employees, totaling nearly 1,500,000 shares. Senior management believes that the issuance of stock options to employees is beneficial to the Company, because it fosters employee loyalty and is a valuable recruiting tool. As a result of the number of options previously issued to employees and management and the need for additional future grants, the Board approved the increase in the number of shares under the Plan, subject to Shareholder approval. As of March 1, 2001, the Company had not issued any options above the 8,700,000 level.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE
             AMENDMENT TO THE AMENDED AND RESTATED STOCK OPTION AND
         RESTRICTED STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF STOCK
                 OPTIONS ISSUABLE UNDER THIS PLAN TO 9,900,000

                                   PROPOSAL 3

               APPROVAL OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted, subject to shareholder approval, the Company's 2001 Employee Stock Purchase Plan (the "Purchase Plan"), which will allow employees to purchase shares of the Company's stock at fixed intervals through payroll deductions. The Board seeks to encourage employee stock ownership and proprietary interest in the Company by providing employees with the ability to invest in the Company's common stock at a favorable price. The Board believes that the Purchase Plan reflects the best interests of the Company and recommends its approval by the stockholders. A brief summary of the material terms of the Purchase Plan appears below.

                SUMMARY OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

     Description. The Purchase Plan will allow all employees who have been with the Company for more than a month and who work more than twenty (20) hours per week to authorize payroll deductions to be applied toward the purchase of the Company's common stock. The Purchase Plan will establish an offering period for the sale of the common stock (the "Offering Period") and will contain separate six-month purchase periods (the "Purchase Period").

     To enroll in the Purchase Plan, an employee must review the written plan document and complete a subscription agreement that will authorize the payroll deduction and purchase of shares. On the date of enrollment, the employee transaction will be assigned an initial market value of the Company's common stock (the "Initial Market Value") that will be used to determine the employee's purchase price of the stock at the end of each Purchase Period. The Initial Market Value of the stock is the closing price of the Company's stock on the enrollment date. During each Purchase Period, the payroll deductions are accumulated and used to purchase shares on the last day of the Purchase Period.

     The purchase price of the common stock will be 85% of (i) the Initial Market Value; or (ii) the closing price of the Company's common stock on the last day of a Purchase Period, whichever amount is less. The maximum salary deduction permitted will be the lesser of 10% of base pay or $21,250 per calendar year. In 2001, no employee may purchase more than 1,000 shares of stock during any Purchase Period. In future years, the Board shall determine the maximum number of shares that may be purchased by an employee.

     For example, an employee enrolled in a one year Offering Period would accumulate payroll deductions for six months (the "First Purchase Period"), and then purchase shares at the end of the First Purchase Period. The purchase price will be at a 15% discount from the lesser of (i) the Initial Market Value; or
(ii) the closing price of the stock on the last day of the First Purchase Period. At the end of the second Purchase Period, the purchase price would based upon a 15% discount from the Initial Market Value or the closing price on the last day of the second Purchase Period.

     Promptly following the end of each Purchase Period, the employee shares will be deposited into an account established in the employee's name at a stock brokerage or financial services firm designated by the Company. This process allows the Company to accurately track the holding period and the sale, gift or other disposition of the employee shares for beneficial tax treatment, described below.

     An employee may withdraw from the Purchase Plan at any time up to 30 days prior to the end of each Purchase Period. Participation will cease upon termination of employment. Any monies deducted during the Purchase Period will be returned to the employee following withdrawal or termination and no shares will be purchased.

     Federal Income Tax Consequences. The Purchase Plan and the right of employees to make purchases thereunder are intended to qualify under the provisions of Section 423 of the Internal Revenue Code. By satisfying the criteria of Section 423, the Company can offer its common stock at a substantial discount to the employee with no adverse accounting treatment and with potentially favorable tax benefits to participating employees and the Company.

     Under current law if a participating employee holds the stock for at least two (2) years after the date of enrollment and for one year after each date of purchase, then the 15% discount received by the employee or the difference between the purchase price and the sale price, whichever is lower, is taxed at ordinary income rates. The employee will also receive a favorable long-term capital gain tax treatment for any gain realized on the sale of the stock.

     If an employee sells the shares before the required holding periods have been met, the entire gain will be included in the employee's Form W-2 as ordinary compensation income. In this event, the Company will receive a tax deduction for such compensation expense.

     To ensure that the participating employees and the Company comply with federal income tax regulations and receive the preferential tax treatment available under the Section 423 Plan, accurate reporting of the sale, gift or disposition of Purchase Plan shares is required. For shares purchased under the Purchase Plan, the Company will designate a stock brokerage or financial services firm that will properly track and report an employee's holding period and subsequent disposition of shares.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 2001
                         EMPLOYEE STOCK PURCHASE PLAN.

                                   PROPOSAL 4

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2001. Such firm, which has served as the Company's independent accountants since August 1998, has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company.

     Unless instructed to the contrary, the person named in the enclosed proxy intends to vote the same in favor of the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants.

     A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
                  PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
                            INDEPENDENT ACCOUNTANTS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information, as of March 1, 2001, about the beneficial ownership of our common stock for:

     - each person who beneficially owns more than five percent of the common stock;

     - each of our directors;

     - the named executive officers; and

     - all directors and executive officers as a group.

     Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 41,205,712 shares of common stock outstanding as of March 1, 2001. Fractional shares have been rounded to the nearest whole number.

                                                                                    PERCENTAGE
                                                               NUMBER OF SHARES      OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED    OUTSTANDING
---------------------------------------                       ------------------    -----------
Kevin M. O'Kane(2)..........................................      12,608,947           30.60%
Hugh J. O'Kane, Jr.(3)......................................      10,508,947           25.50%
Abbott Capital 1330 Investors I, L.P.(4)....................       6,827,564           16.57%
  1330 Avenue of the Americas, Suite 2800
  New York, New York 10019
Allegra Capital Partners III, L.P.(5).......................       3,837,060            9.31%
  515 Madison Avenue -- 29th Floor
  New York, New York 10022
Alf T. Hansen(6)............................................         994,358            2.41%
Walter C. Teagle III(7).....................................         465,313            1.13%
Peter O. Crisp(8)...........................................          51,094           *
Thomas W. Hallagan(9).......................................       6,827,564           16.57%
L. White Matthews III(10)...................................          57,292           *
Richard L. Schwob(11).......................................          19,531           *
Richard W. Smith(12)........................................       3,837,060            9.31%
Victor DeJoy(13)............................................         202,083           *
Joseph Haines(14)...........................................         202,083           *
All current directors and executive officers as a group (15
  persons)(15)..............................................      32,966,039           80.00%

---------------
  *  Represents beneficial ownership of less than 1%.

 (1) Unless otherwise indicated, the address for each person or entity named above is c/o Lexent Inc., Three New York Plaza, New York, New York 10004.

 (2) Includes 22,503 shares subject to options exercisable within 60 days of March 1, 2001, an aggregate 600,000 shares held in trust for Kevin O'Kane's children for which Mr. O'Kane is co-trustee and 2,100,000 shares held in trust for Hugh O'Kane's family for which Mr. O'Kane is co-trustee.

 (3) Includes 22,503 shares subject to options exercisable within 60 days of March 1, 2001, an aggregate 600,000 shares held in trust for Hugh O'Kane's children for which Mr. O'Kane is co-trustee and 2,100,000 shares held in trust for Hugh O'Kane's family for which Mr. O'Kane's wife is co-trustee.

 (4) Thomas Hallagan, one of our current directors, was a general partner of Abbott Capital 1330 Investors I, L.P. Mr. Hallagan disclaims beneficial ownership of the shares held by this entity.

 (5) Includes 674,584 shares held by Allegra Capital Partners IV, L.P. Richard Smith, one of our directors, is a general partner of the general partner of each of the venture capital funds affiliated with Allegra Capital Partners. Mr. Smith disclaims beneficial ownership of the shares held by Allegra Capital Partners III, L.P. and Allegra Capital Partners IV, L.P.

 (6) Includes 375,358 shares subject to options exercisable within 60 days of March 1, 2001, and 254,429 shares held in trust for Mr. Hansen's children for which Mr. Hansen's wife is co-trustee.

 (7) Includes 92,813 shares subject to options exercisable within 60 days of March 1, 2001 and 118,500 shares held in trust for Mr. Teagle's children.

 (8) Includes 21,094 shares subject to options exercisable within 60 days of March 1, 2001.

 (9) All shares are held by Abbott Capital 1330 Investors I, L.P. Mr. Hallagan was a general partner of this venture capital fund affiliated with Abbott Capital Management and disclaims beneficial ownership of the shares held by this entity. Mr. Hallagan is currently a director of the Company. His term as a director expires on the date of the Shareholder's meeting.

(10) Includes 19,792 shares subject to options exercisable within 60 days of March 1, 2001.

(11) Includes 19,531 shares subject to options exercisable within 60 days of March 1, 2001.

(12) Includes 3,162,476 shares held by Allegra Capital Partners III, L.P. and 674,584 shares held by Allegra Capital Partners IV, L.P. Mr. Smith is a general partner of the general partner of each of the venture capital funds affiliated with Allegra Capital Partners and disclaims beneficial ownership of the shares held by these entities.

(13) Includes 196,083 shares subject to options exercisable within 60 days of March 1, 2001.

(14) Includes 52,083 shares subject to options exercisable within 60 days of March 1, 2001.

(15) Includes 722,027 shares subject to options exercisable within 60 days of March 1, 2001.

EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

NAME                                        AGE                     POSITION
----                                        ---                     --------
Hugh J. O'Kane, Jr. ......................  50     Chairman of the Board
Kevin M. O'Kane...........................  48     President, Chief Executive Officer, Vice
                                                     Chairman, Chief Operating Officer and
                                                     Director
Victor P. DeJoy...........................  32     Executive Vice President, Engineering
Joseph Haines.............................  39     Executive Vice President, Operations
Joel Rothwax..............................  50     Senior Vice President, Human Resources
Sidney A. Sayovitz........................  52     Senior Vice President, Secretary and
                                                   General Counsel
Jonathan H. Stern.........................  56     Executive Vice President and Chief
                                                   Financial Officer

     For the biographical summaries of Messrs. Hugh J. O'Kane, Jr. and Kevin M. O'Kane, see "Information Concerning Nominees" above.

     Victor P. DeJoy has approximately 10 years experience in the telecommunications industry and has been the Executive Vice President of our company in charge of design, engineering and program management services since December 1999. Prior to joining our company, he served as the Northeastern Regional Vice President of Engineering and Operations at Nextlink Communications since March 1998. From May 1992 through March 1998, Mr. DeJoy held various positions with TCG, most recently as its Vice President of National Provisioning Center. Mr. DeJoy holds a BS in electrical engineering from Rutgers College of Engineering.

     Joseph Haines has approximately 18 years experience in the telecommunications industry and has been the Executive Vice President of our company in charge of network deployment, upgrading and maintenance services since December 1999. Prior to joining our company, he served as Senior Vice President of Engineering and Design at Network Plus Corp. since July 1998. From 1992 through July 1998, Mr. Haines held various positions with TCG, most recently as its Regional Vice President of Operations.

     Joel H. Rothwax has approximately 15 years experience in corporate human resources and joined our Company as Senior Vice President, Human Resources in January 2001. Before joining our Company, Mr. Rothwax was Vice President, Human Resources at Reliance Group Holdings, Inc. since 1996. From 1990 to 1994, he was Vice President, Human Resources at MacMillan, Inc. Prior to that, he was Vice President, Employee Benefits at Primerica Corporation, now known as Citigroup. Mr. Rothwax holds a BS from the City College of New York, an MBA from George Washington University and a JD from Brooklyn Law School.

     Sidney A. Sayovitz has approximately 21 years experience representing publicly traded telecommunications companies, and has been a Senior Vice President, Secretary and General Counsel of our company since April 2000. Prior to joining our company, he was a partner at Schenck, Price, Smith & King, LLP and served as the co-chairman of that law firm's corporate department. Prior to that position, Mr. Sayovitz was the Managing Partner of Young, Dimiero & Sayovitz. Mr. Sayovitz holds a BS from the City College of New York and a JD from the University of Pennsylvania Law School.

     Jonathan H. Stern has approximately 19 years experience in the telecommunications industry and has been Executive Vice President and Chief Financial Officer since September 1998. Prior to joining our company, he served as Vice President and Controller of International Specialty Products Inc., a NYSE-listed chemical manufacturer since 1990. Prior to that, he was Vice President and Controller of Western Union Corp., a telecommunications provider. Mr. Stern holds a BA in economics from Brooklyn College and an MBA in finance from New York University, and he is also a CPA.

EXECUTIVE COMPENSATION AND OTHER MATTERS

     Set forth below is the aggregate compensation for services rendered in all capacities to the Company during its fiscal years ended December 31, 2000 and 1999 by its Chief Executive Officer and the four other highest-paid executive officers whose compensation exceeded $100,000 during its fiscal year ended December 31, 2000. These individuals are referred to as the Named Executive Officers. The compensation described in this table does not include medical or other benefits that are available generally to all of our salaried employees or certain perquisites or other personal benefits received that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION/
                                                                               SECURITIES
                               FISCAL                        OTHER ANNUAL      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS    COMPENSATION(1)      OPTIONS      COMPENSATION
---------------------------    ------   -------   -------   ---------------   -------------   ------------
Alf Hansen, .................   2000    271,200   650,000(3)      5,100         1,245,000         --
  President and Chief
  Executive Officer(4)
Hugh O'Kane, ................   2000    265,000   350,000(3)      5,100            60,000         --
  Chairman of the Board,        1999    265,000   400,000(2)      4,800                           --
  Former Chief Executive
  Officer
Kevin O'Kane, ...............   2000    265,000   350,000(3)      5,100            60,000         --
  Vice Chairman, Assistant      1999    265,000   400,000(2)      4,800                           --
  Secretary and Chief
  Operating Officer(4)
Joseph Haines, ..............   2000    240,000   185,000(3)      5,100            25,000         --
  Executive Vice President,
  Operations
Victor DeJoy, ...............   2000    230,769   185,000(3)      5,100            25,000         --
  Executive Vice President,
  Engineering

---------------
(1) Compensation in this column reflects contributions made by us to our 401(k) plan on behalf of each of the named executive officers.

(2) Bonuses for the year 1999 were paid in FY 2000.

(3) Bonuses for the year 2000 were paid in FY 2000 and FY 2001.

(4) Mr. Hansen resigned as our President and Chief Executive Officer on March 30, 2001. Mr. Kevin O'Kane assumed this position on such date.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000

     The following table sets forth information regarding stock options granted by the Company during the fiscal year ended December 31, 2000 to each of the Named Executive Officers:

                                             INDIVIDUAL GRANTS
                              -----------------------------------------------    POTENTIAL REALIZABLE
                              NUMBER OF    % OF TOTAL                           VALUE AT ASSUMED ANNUAL
                              SECURITIES    OPTIONS                              RATES OF STOCK PRICE
                              UNDERLYING    GRANTED                             APPRECIATION FOR OPTION
                               OPTIONS     IN FISCAL    EXERCISE                      TERM ($)(2)
                               GRANTED        2000       PRICE     EXPIRATION   -----------------------
NAME                             (#)         (%)(1)      ($/SH)       DATE          5%          10%
----                          ----------   ----------   --------   ----------   ----------   ----------
Alf T. Hansen(3)............     45,000        .95        6.67      02/01/10       777,690    1,383,885
Alf T. Hansen(4)............  1,200,000      25.22        6.67      02/01/10    20,738,400   36,903,600
Kevin O'Kane................      5,460        .11        7.33      02/14/10        90,723      164,275
Kevin O'Kane(5).............     54,540       1.15        7.33      02/14/10       906,237    1,640,945
Hugh J. O'Kane..............      5,460        .11        7.33      02/14/10        90,723      164,275
Hugh J. O'Kane(5)...........     54,540       1.15        7.33      02/14/10       906,237    1,640,945
Joseph Haines(5)............     25,000        .53       13.50      12/13/10       212,250      537,900
Victor DeJoy(5).............     25,000        .53       17.13      12/20/10       269,250      682,325

---------------
(1) Based on a total of 4,758,850 options granted in 2000.

(2) In accordance with the rules of the Commission, these amounts assume that the value of our common stock was $15.00 per share on the date the option was granted, if the option was granted prior to the Initial Public Offering date of July 27, 2000. For those grants after this date, the FMV was determined as the closing price on the date of grant. The potential realizable values under such options are shown based on assumed rates of annual compound stock price appreciation of 5% and 10% over the full option term from the date the option was granted. These rates represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock.

(3) Options vested as to 33 1/3% on the date of grant and as to the remaining portion, in equal monthly installments over the 24 months commencing one year after the date of the grant.

(4) 458,124 shares of common stock vested on date of grant and as to the remaining options, in equal monthly installments over the 24 months commencing one year after the date of the grant.

(5) Options vested as to 25% on the date of grant and as to the remaining portion, in equal monthly installments over the 36 months commencing one year after the date of the grant.

             2000 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers information concerning the exercise of options during fiscal year 2000 and the number and value of securities underlying unexercised options held by the Named Executive Officer at December 31, 2000:

                                                             NUMBER OF                     VALUE OF
                                                       SECURITIES UNDERLYING            UNEXERCISED IN
                                                        UNEXERCISED OPTIONS               THE OPTION
                            SHARES                     AT DECEMBER 31, 2000         AT DECEMBER 31, 2000(1)
                           ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                      ON EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   ---------   -----------   -------------   -----------   -------------
Alf Hansen..............    247,500     2,588,429     225,625        771,875       2,359,654      8,072,500
Kevin O'Kane............         --            --      19,095         40,905         186,978        392,610
Hugh O'Kane.............         --            --      19,095         40,095         186,978        392,610
Joseph Haines...........    150,000     1,568,745      10,417        389,583         108,944      3,903,538
Victor DeJoy............      6,000        62,750     154,417        389,583       1,614,939      3,812,918

---------------
(1) Value of unexercised in-the-money options are based on a value of $17.125 per share, the closing price on December 31, 2000, minus the per share exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT ARRANGEMENTS

     In January, 2000, the Company entered into an employment agreement with Mr. Hansen to which Mr. Hansen agreed to serve as our President and Chief Executive Officer through February 2003. This agreement may be extended according to its terms. Under the agreement, Mr. Hansen is paid compensation in an amount not less than $300,000 per year, subject to periodic increases as approved by the Compensation Committee, and, in the event we achieve targeted performance standards, is entitled to receive a bonus targeted at 100% of his base salary, subject to adjustment by the Compensation Committee. In addition, upon signing his employment agreement Mr. Hansen received options to purchase 1,245,000 shares of common stock at an exercise price of $6.67 per share. These options vested as to the first 473,124 on the date of grant, and as to the balance in equal monthly installments for the 24 months after the first anniversary of the date of grant. In March 2000, Mr. Hansen exercised his options to purchase 322,500 shares of common stock at $6.67 per share and transferred the shares to a trust for the benefit of his children on that day. In the event the price of our common stock is at or below certain levels, he is eligible to receive options to purchase at least 300,000 shares of common stock at the fair market value of our common stock on the anniversary date of grant each year for the first two years of his employment term. In the event Mr. Hansen is terminated without cause or terminates his employment for good reason under this agreement, he is entitled to receive severance payments equal to 100% of his base salary for one year and continuation of benefits for up to six months. On March 30, 2001, Mr. Hansen resigned from his position as President and Chief Executive Officer for "good reason." Pursuant to his employment agreement, he will continue to vest his options in accordance with the original vesting schedules set forth on page 13 hereof. He has also received a lump sum, severance payment equal to 100% of his annual salary.

     In July, 1998, the Company entered into substantially similar employment agreements with Hugh O'Kane, Jr. and Kevin O'Kane. Under such agreements, Hugh O'Kane, Jr. agreed to initially serve as our President and Chief Operating Officer and Kevin O'Kane agreed to initially serve as our Executive Vice President, and, in each case in any other capacity as requested by our board of directors through July 2003. Each agreement shall be automatically renewed for successive one year periods until terminated by either party. In February 2000, these agreements were amended to provide each individual an annual salary of $265,000, subject to periodic increases as approved by the compensation committee, and an annual bonus targeted at $300,000, subject to adjustment by the Compensation Committee. In connection with these amendments, each individual was granted options to purchase 60,000 shares of common stock at an exercise price of $7.33 per share. In the event either individual is terminated without cause, that individual is entitled to receive severance payments equal to 100% of his base salary through the end of his employment term. On

March 30, 2001, Mr. Kevin O'Kane assumed the position of President and Chief Executive Officer of the Company.

     In December, 1999, the Company entered into substantially similar employment agreements with each of Messrs. Haines and DeJoy in which each agreed to serve as an Executive Vice President through December, 2003. In addition, under each of their agreements, Messrs. Haines and DeJoy agreed to serve as presidents of two of our subsidiaries. Each of these agreements may be extended according to their terms. Under these agreements, Messrs. Haines and DeJoy are each paid compensation in amounts not less than $240,000 per year, subject to periodic increases as approved by the Compensation Committee, and, in the event we achieve targeted performance standards, are each entitled to receive bonuses of at least 40% of their base salaries. In addition, Messrs. Haines and DeJoy each received options to purchase 525,000 shares, of our common stock at an exercise price of $6.67 per share upon execution of their respective agreements. These options vested as to the first 150,000 shares, respectively, on the date of grant to each employee and as to the balance in equal monthly installments over the 36 months after the first anniversary of the date of grant. In the future, these individuals are eligible to receive options to purchase at least 22,500 shares, respectively, of common stock each year at an exercise price equal to the fair market value of our common stock on the date of grant. In the event any of these employees are terminated without cause or terminates his employment for good reason under the agreements, that employee is entitled to severance payments equal to 100% of his base salary for varying periods up to but not exceeding 18 months.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     The Compensation Committee assists the Board of Directors in determining compensation levels for principal officers of the Company, employment terms, and on a quarterly basis, stock option grants. The policy of the Compensation Committee is to develop a compensation program that is designed to attract and retain highly qualified executives and also motivate the executive officers so that the Company may achieve its strategic goals. The Compensation Committee also believes that it is appropriate to codify its principles and adopted a charter on December 18, 2000.

     Executive compensation is comprised of a market-sensitive base salary, performance-based individual bonuses, stock options and a package of benefits. In determining appropriate levels of compensation for the Chief Executive Officer and the other principal officers, the committee reviewed the following factors: compensation levels established in similar industries and in companies of similar size and circumstance, individual performance, duties and responsibilities, Company performance and general market conditions. The Compensation Committee paid special attention to the Company's substantial increase in revenues and net income and the successful completion of the Initial Public Offering.

PERFORMANCE GRAPH

     The following graph compares, for the period from July 28th, 2000, the date of the IPO, to December 31, 2000, the cumulative total shareholder return on Lexent's Common Stock with the cumulative total return on the Standard and Poor's 500 Index (The S&P 500 Index), the NASDAQ Composite Index (NASDAQ Composite), and a peer group index selected by the Company's management, which includes three public companies within the Company's industry (the "Peer Group"). The comparison assumes that $100 was invested on July 28th, 2000 in the Company's Common Stock, the S&P 500 Index, the NASDAQ Composite and the Peer Group. The companies that comprise the Peer Group are: Dycom Industries, Inc., MasTec, Inc., and Quanta Services, Inc. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

    COMPARISON OF CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH FOR LEXENT INC. [LINE GRAPH]

                                               LEXENT               PEER GROUP           S&P 500 INDEX         NASDAQ COMPOSITE
                                               ------               ----------           -------------         ----------------
7/00                                              100                   100                    100                     100
8/00                                           223.75                 40.59                  104.7                  109.48
9/00                                           198.33                 46.13                   99.1                   95.59
10/00                                          192.92                 32.03                  98.61                    87.7
11/00                                          119.17                 27.98                  90.71                   67.62
12/00                                          114.17                  26.7                  91.08                    64.3

CERTAIN TRANSACTIONS

     The following is a description of relationships and transactions for the last fiscal year to which we have been a party, in which amounts involved exceed $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than our compensation arrangements with our directors and named executive officers that are listed above.

     On January 1, 1997, Hugh O'Kane Electric Co., Inc., our predecessor company, repurchased common shares owned by Denis J. O'Kane, a stockholder and brother of each of Hugh J. O'Kane, Jr., our Chairman, and Kevin M. O'Kane, our Vice Chairman and Chief Operating Officer. In consideration for the repurchase, Denis O'Kane was issued a subordinated promissory note in the amount of $10.2 million. The note bears interest at the rate of 6% per year. The Company made the first payment on the note on July 23, 1998 in connection with the merger of Hugh O'Kane Electric Co., Inc. with and into our company. The payment was for $1.5 million plus accrued interest. The remaining balance is payable in 22 quarterly installments of $0.4 million plus accrued interest with the final payment due January 1, 2004. As of December 31, 2000, the outstanding principal balance of this note was $5.1 million.

     From time to time prior to our initial public offering in July 2000, the Company had borrowed funds from Hugh O'Kane, Jr. and Kevin O'Kane. At December 31, 1999, the amounts owed hereunder aggregated $0.6 million, of which $.4 million were repaid in August 2000 and $.2 million were repaid in November 2000.

     The Company leases three of our facilities from entities owned by Hugh and Kevin O'Kane and for two of these facilities, owned also by Denis O'Kane. Annual rentals for office and warehouse premises at 88-90 White Street in New York, New York are $0.3 million for calendar years 1998 through 2001, and $0.4 million for calendar year 2002. Annual rentals for office and warehouse premises in South Plainfield, New Jersey are $0.1 million for the twelve-month periods April through March, commencing April 1998 and ending March 2008. On May 1, 2000, the Company entered into a ten-year lease for a garage and warehouse facility in Long Island City, New York. The lease payments are $0.5 million per year commencing May 1, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that through December 31, 2000, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 2002 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission, promulgated under the Exchange Act, must be received by the Company's offices in New York City, New York by January 3, 2002 for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                         SOLICITATION AND OTHER MATTERS

     The Company will bear the cost of preparing, assembling and mailing the enclosed proxy card. A copy of the Company's Annual Report for the year ended December 31, 2000 is being mailed to Stockholders concurrently with the mailing of this Proxy Statement. In connection with the rules of the Securities Exchange Commission, Financial Statements and the Supplementary Data (including consolidated financial statements of the Company and its subsidiaries), Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk, found in the Company's Form 10-K are incorporated by reference. STOCKHOLDERS MAY RECEIVE A COPY OF THE COMPANY'S FORM 10-K, FREE OF CHARGE, BY FORWARDING A REQUEST TO SUSAN DEWITT, VICE PRESIDENT FOR INVESTOR RELATIONS, LEXENT INC., 3 NEW YORK PLAZA, NEW YORK, NY 10004.

     The Board of Directors of the Company does not intend to present, and does not have reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the person named in the enclosed proxy card to vote any proxies in accordance with his judgment.

                                          By Order of the Board of Directors

                                          /s/ Sidney A. Sayovitz
                                          SIDNEY A. SAYOVITZ
                                          Secretary

Dated: April 6, 2001

                                                                       EXHIBIT A

                                  LEXENT INC.

                                 CHARTER OF THE
                                AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

                                   * * * * *

                               ARTICLE 1. PURPOSE

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs, if any are established by management and the Board.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all book, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

     The Committee shall review the adequacy of this Charter on an annual basis.

                             ARTICLE 2. COMPOSITION

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD.

     Accordingly, all of the members will be directors:

     1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

     2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.

     In addition, at least one member of the Committee will have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee.

                   ARTICLE 3. KEY RESPONSIBILITIES AND DUTIES

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management as well as the outside auditor, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     1. The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

     2. As a whole, or through the Committee Chairperson, the Committee shall review with the outside auditor the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matter required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

     3. The Committee shall discuss with management and the outside auditor the quality and adequacy of the Company's internal controls.

     4. The Committee shall conduct an annual review of all expenses paid on behalf of, or reimbursed to, the Company's five most highly paid executive officers and any of their affiliates. Such officers will provide copies of the supporting documentation of such expenses to the Committee.

     5. The Committee shall:

        - request from the outside auditor annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

        - discuss with the outside auditors any such disclosed relationship and their impact on the outside auditor's independence; and

        - recommend that the Board take appropriate action to oversee the independence of the outside auditor.

     6. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

     7. As a whole, or through the Committee's Chairperson, the Committee shall review press releases of the Company's quarterly results with management and the outside auditors, prior to issuance.

                              SECTION 4. MEETINGS

     The Committee shall meet at least three times annually, or more frequently as circumstances dictate to carry out its key responsibilities and duties. In addition, as part of its job to foster open communication, the Committee should meet at least annually with management and the outside auditors, separately, to discuss any matters that the Committee or each of these groups believe should be discussed privately.

                                   * * * * *

                                                                       EXHIBIT B

                                  LEXENT INC.
                              AND ITS SUBSIDIARIES
                              AMENDED AND RESTATED
                STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN
                       (AS AMENDED THROUGH JUNE 15, 2000)

     Section 1. Purpose. The purpose of Lexent Inc. and its Subsidiaries Stock Option and Restricted Stock Purchase Plan, as amended from time to time(the "Plan"), is to promote the interests of Lexent Inc., a Delaware corporation (the "Company"), and any Subsidiary thereof and the interests of the Company's stockholders by providing an opportunity to selected employees and other persons providing services for the Company or any Subsidiary thereof, including, without limitation, officers and directors, as of the date of the adoption of the Plan or at any time thereafter to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and other persons and to encourage such employees and other persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the Common Stock of the Company and/or by the granting of rights to purchase the Common Stock of the Company on a "restricted stock" basis. Under the Plan, except for automatic grants to Outside Directors, the Committee shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of Section 422(b) of the Code, "non-qualified stock options" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto, or "restricted stock" awards.

     No grant of "incentive stock options" shall be made under this Plan unless such Plan is approved by the stockholders of the Company within 12 months of the date of the adoption of such Plan.

     Section 2. Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context:

     2.1. "Award" shall mean an award of the right to purchase Common Stock granted under the provisions of Section 7 of the Plan.

     2.2. "Board of Directors" shall mean the Board of Directors of the Company.

     2.3. "Change in Control" shall mean (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards and/or Options are assumed, converted or replaced by the successor corporation), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

     2.4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.5. "Committee" shall mean the committee or committees of the Board of Directors referred to in Section 5 hereof; provided, that if no such committee or committees are appointed by the Board of Directors, the Board of Directors shall have all of the authority and obligations of the Committee under the Plan.

     2.6. "Common Stock" shall mean the Common Stock, $.001 par value, of the Company.

     2.7. "Director Option" shall mean a Non-Qualified Option granted to an Outside Director pursuant to an Initial Grant or a Succeeding Grant.

     2.8. "Employee" shall mean (i) with respect to an ISO, any person, including, without limitation, an officer of the Company, who, at the time an ISO is granted to such person hereunder, is employed by the Company or any Parent or Subsidiary of the Company, and (ii) with respect to a Non-Qualified Option and/or an Award, any person employed by, or performing services for, the Company or any Parent or Subsidiary of the Company, including, without limitation, officers, directors and Outside Directors.

     2.9. "ISO" shall mean an Option granted to a Participant pursuant to the Plan that constitutes and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code.

     2.10. "Non-Qualified Option" shall mean an Option granted to a Participant pursuant to the Plan that is intended to be, and qualifies as, a "non-qualified stock option" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto and that shall not constitute or be treated as an ISO.

     2.11. "Option" shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to the Plan.

     2.12. "Outside Director" shall mean a member of the Board of Directors who is not an employee of the Company or any Parent, Subsidiary or affiliate of the Company.

     2.13. "Participant" shall mean any Employee to whom an Award and/or an Option is granted under the Plan.

     2.14. "Parent" of the Company shall have the meaning set forth in Section 424(e) of the Code.

     2.15. "Subsidiary" of the Company shall have the meaning set forth in
Section 424(f) of the Code.

     Section 3. Eligibility. Awards and/or Options may be granted to any Employee. Except for automatic grants to Outside Directors pursuant to Section
6.3 hereof, the Committee shall have the sole authority to select the persons to whom Awards and/or Options are to be granted hereunder, and to determine whether a person is to be granted a Non-Qualified Option, an ISO or an Award or any combination thereof. Outside Directors shall only be eligible to receive grants of Non-Qualified Options pursuant to Section 6.3 hereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period. The maximum number of shares of Common stock which may be the subject of Options and/or Awards granted to one Employee under the Plan during any calendar year shall be Two Million (2,000,000) shares.

     Section 4. Common Stock Subject to the Plan.

     4.1. Number of Shares. The total number of shares of Common Stock for which Options and/or Awards may be granted under the Plan shall not exceed in the aggregate Seventeen Million Four Hundred Thousand (17,400,000) shares of Common Stock (subject to adjustment as provided in Section 8 hereof).

     4.2. Reissuance. The shares of Common Stock that may be subject to Options and/or Awards granted under the Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option and/or Award granted under the Plan. If any shares of Common Stock issued or sold pursuant to an Award or the exercise of an Option shall have been repurchased by the Company, then such shares may again be subject to an Option and/or Award granted under the Plan.

     4.3. Special ISO Limitations.

     (a) The aggregate fair market value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000.

     (b) No ISO shall be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, unless (i) the option price is at least 110% of the fair market value (determined as of the time the

ISO is granted) of the shares of Common Stock subject to the ISO and (ii) the ISO by its terms is not exercisable more than five years from the date it is granted.

     4.4. Limitations Not Applicable to Non-Qualified Options or
Awards. Notwithstanding any other provision of the Plan, the provisions of Sections 4.3(a) and (b) shall not apply, nor shall be construed to apply, to any Non-Qualified Option or Award granted under the Plan.

     Section 5. Administration of the Plan.

     5.1. Administration. Subject to the proviso in Section 2.5 hereof, the Plan may be administered by one or more committees of the Board of Directors each consisting of no less than two persons (collectively, the "Committee"). To the extent that the Board of Directors determines it desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each member of the Committee administering the Plan as to such transactions shall be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Exchange Act. To the extent that the Board of Directors determines it desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, each member of the Committee administering the Plan as to such Options shall be an "outside director" within the meaning of Treasury regulation Section 1.162-27(e)(3). The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

     5.2. Grant of Options/Awards.

     (a) Options.  Except for automatic grants to Outside Directors pursuant to
Section 6.3 hereof, the Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) to establish the number of shares of Common Stock that may be subject to each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part;
(v) to determine the amount (not less than the par value per share) and the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including, without limitation, the circumstances under which issued and outstanding shares of Common Stock owned by a Participant may be used by the Participant to exercise an Option); (vi) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish a vesting provision for any Option relating to the time when (or the circumstances under which) the Option may be exercised by a Participant, including, without limitation, vesting provisions that may be contingent upon (A) the Company's meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (x) to accelerate the time when outstanding Options may be exercised, provided, however, that any ISOs shall be deemed "accelerated" within the meaning of Section 424(h) of the Code; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of the Plan.

     (b) Awards. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Awards hereunder; (ii) to determine the amount to be paid by a Participant to acquire shares of Common Stock pursuant to an Award, which amount may be equal to, more than, or less than 100% of the fair market value of such shares on the date the Award is granted (but in no event less than the par value of such shares); (iii) to determine the time or times and the conditions subject to which Awards may be made; (iv) to determine the time or times and the conditions subject to which the shares of Common Stock subject to an Award are to become vested and no longer subject to repurchase by the Company; (v) to establish transfer restrictions and the terms and conditions on which any such transfer restrictions with respect to shares of Common Stock acquired pursuant to an Award shall lapse; (vi) to establish vesting provisions with respect to any shares of Common Stock subject to an Award, including, without limitation, vesting provisions which may be contingent upon (A) the Company's meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (vii) to determine the circumstances under which shares of Common Stock acquired pursuant to an Award may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which any shares of Common Stock acquired pursuant to an Award may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired pursuant to an Award may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to determine the form of consideration that may be used to purchase shares of Common Stock pursuant to an Award (including, without limitation, the circumstances under which issued and outstanding shares of Common Stock owned by a Participant may be used by the Participant to purchase the Common Stock subject to an Award); (x) to accelerate the time at which any or all restrictions imposed with respect to any shares of Common Stock subject to an Award will lapse; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of the Plan.

     5.3. Interpretation. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

     5.4. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option and/or Award granted hereunder or any agreement evidencing any such Option and/or Award shall be final and conclusive upon all parties.

     5.5. Expenses, Etc. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option and/or Award granted hereunder.

     Section 6. Terms and Conditions of Options.

     6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee and shall be set forth in an ISO agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder.

     The terms and conditions of each ISO shall include the following:

     (a) The option price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an Employee referred to in Section 4.3(b) hereof) of the fair market value of the shares of Common Stock subject to the ISO on the date the ISO is granted. For purposes of the Plan, the fair market value per share of Common Stock as of any day shall mean the average of the closing prices of sales of shares of Common Stock on all national securities exchanges on which the Common Stock may at the time be listed or, if there shall have been no sales on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 3:30 p.m., New York time, on such day, or, if on any day the Common Stock shall not be quoted in the NASDAQ system, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization. If at any time the Common Stock is not listed on any national securities exchange or quoted in the NASDAQ system or the over-the-counter market, the fair market value of the shares of Common Stock subject to an Option on the date the ISO is granted shall be the fair market value thereof determined in good faith by the Board of Directors.

     (b) ISOs, by their terms, shall not be transferable otherwise than by will or the laws of descent and distribution, and, during a Participant's lifetime, an ISO shall be exercisable only by the Participant.

     (c) The Committee shall fix the term of all ISOs granted pursuant to the Plan (including, without limitation, the date on which such ISO shall expire and terminate); provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

     (d) To the extent that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors, in its sole discretion.

     (e) The terms and conditions of each ISO may include the following provisions:

          (i) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall be terminated for cause or shall be terminated by the Participant for any reason whatsoever other than as a result of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within 15 days after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

          (ii) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall terminate for any reason other than (x) a termination specified in clause (i) above or
     (y) by reason of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within 30 days after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

          (iii) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within 180 days after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

          (iv) In the event a Participant shall die while in the employ of the Company or a Parent or Subsidiary of the Company (or within a period of 15 days after ceasing to be an Employee for any reason other than his "disability" (within the meaning of Section 22(e)(3) of the Code) or within a period of 180 days after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any ISO held by such Participant at the time of his death may only be exercised within 180 days after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such ISO at the time of his death. In such event, such ISO may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the ISO directly from the Participant by bequest or inheritance.

     6.2. Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each Non-Qualified Option will be such (and each Non-Qualified Option agreement shall expressly so state) that each Non-Qualified Option issued hereunder shall not constitute nor be treated as an "incentive stock option" as defined in Section 422(b) of the Code, but will be a "non-qualified stock option" for Federal, state and local income tax purposes. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder.

     The terms and conditions of each Non-Qualified Option Agreement shall include the following:

     (a) The option (exercise) price shall be fixed by the Committee and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted as determined in good faith by the Committee.

     (b) The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including, without limitation, the date on which such Non-Qualified Option shall expire and terminate). Such term may be more than ten years from the date on which such Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions (including, without limitation, provisions governing the rights to exercise such Non-Qualified Option), and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion; provided, however, that in no event shall any Non-Qualified Option granted to any director or officer of the Company who is subject to Section 16 of the Exchange Act become exercisable, in whole or in part, prior to the date that is six months after the date such Non-Qualified Option is granted to such director or officer.

     (c) Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, and during a Participant's lifetime a Non-Qualified Option shall be exercisable only by the Participant.

     (d) The terms and conditions of each Non-Qualified Option may include the following provisions:

          (i) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall be terminated for cause or shall be terminated by the Participant for any reason whatsoever other than as a result of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Participant at that time may only be exercised within 15 days after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

          (ii) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall terminate for any reason other than (x) a termination specified in clause (i) above or
     (y) by reason of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Participant at that time may only be exercised within 30 days after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

          (iii) In the event a Participant shall cease to be an Employee of the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Participant at that time may only be exercised within 180 days after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

          (iv) In the event a Participant shall die while an Employee of the Company or a Parent or Subsidiary of the Company (or within a period of 15 days after ceasing to be an Employee for any reason other than his "disability" (within the meaning of Section 22(e)(3) of the Code) or within a period of

     180 days after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any Non-Qualified Option held by such Participant at the time of his death may only be exercised within 180 days after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option at the time of his death. In such event, such Non-Qualified Option may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the Non-Qualified Option directly from the Participant by bequest or inheritance.

     (e) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion.

6.3 Grants to Outside Directors.

     (a) Each Outside Director who first becomes a member of the Board of Directors on or after February 17, 2000 (the "Automatic Grant Effective Date") will be granted a Non-Qualified Option to purchase such number of shares of Common Stock ("Initial Grant") as the Committee shall determine on the next business day following the date such Outside Director first becomes a member of the Board of Directors, unless such Outside Director received Options prior to the Automatic Grant Effective Date. Each Outside Director who became a member of the Board of Directors prior to the Automatic Grant Effective Date and who did not receive a prior grant of Options will receive an Initial Grant on the next business day following the Automatic Grant Effective Date.

     (b) Immediately following each annual meeting of stockholders, each Outside Director will be granted a Non-Qualified Option to purchase such number of shares of Common Stock ("Succeeding Grant") as the Committee shall determine provided, however, that the Outside Director is a member of the Board of Directors on such date and has served continuously as a member of the Board of Directors for a period of at least one year since the date of such Outside Director's Initial Grant or the Automatic Grant Effective Date. Notwithstanding anything in this Section 6.3 to the contrary, the Board of Directors may make discretionary supplemental grants of Non-Qualified Options to an Outside Director, provided, however, that no Outside Director may receive more than Five Hundred Thousand (500,000) shares of Common Stock in any calendar year.

     (c) The exercise price of each Director Option will be 100% of the fair market value of the shares of Common Stock subject to the Director Option on the date such Director Option is granted.

     (d) Vesting.

          (i) Each Initial Grant will vest as determined by the Committee.

          (ii) Notwithstanding any provision herein to the contrary, in the event of a dissolution, liquidation or Change in Control of the Company, the vesting of all Director Options will accelerate and such Director Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines and must be exercised, if at all, within three-months of the consummation of said event. Any Director Options not exercised within such three-month period shall expire.

     (f) The exercise period of Director Options shall not exceed ten years from the date of grant, provided however, subject to the provisions of Section 6.3
(g), no Director Option may be exercised more than 90 days after the optionee ceases to serve as a member of the Board of Directors.

     (g) If an Outside Director dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) while a member of the Board of Directors, Director Options may be exercised (to the extent otherwise exercisable on the date of disability or death) by such disabled member of the Board of Directors or, in the case of death, by the member of the Board of Directors' designated beneficiary, in each case within the period of one year after the date of disability or death.

     7. Terms and Conditions of Awards. The terms and conditions of each Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Participant and the Company, in such form as the Committee shall approve. The terms and provisions of any Award granted hereunder need not be identical to those of any other Award granted hereunder.

     The terms and conditions of each Award may include the following:

     (a) The amount to be paid by a Participant to acquire the shares of Common Stock pursuant to an Award shall be fixed by the Committee and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Award on the date the Award is granted (but in no event less than the par value of such shares).

     (b) Each Award shall contain such vesting provisions, such transfer restrictions and such other restrictions and conditions as the Committee, in its sole discretion, may determine, including, without limitation, the circumstances under which the Company shall have the right and option to repurchase shares of Common Stock acquired pursuant to an Award.

     (c) Stock certificates representing Common Stock acquired pursuant to an Award shall bear a legend referring to any restrictions imposed on such Stock and such other matters as the Committee may determine.

     (d) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award granted hereunder, in respect of any shares acquired pursuant to an Award, or in respect of the vesting of any such shares of Common Stock, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld, or if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion.

     Section 8. Adjustments. (a) In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another entity in each such case through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Committee in good faith shall, subject to the provisions of
Section 8(c) below if the circumstances therein specified are applicable, appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share); provided, however, that the limitations of
Section 424 of the Code shall apply with respect to adjustments made to ISOs,
(ii) the number of shares of Common Stock to be acquired pursuant to an Award which have not become vested, and (iii) the number of shares of Common Stock for which Options and/or Awards may be granted under the Plan, as set forth in
Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

     (b) If any capital reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another entity, or the sale of all or substantially all its assets to another entity, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, subject to the provisions of Section 8(c) below if the circumstances therein specified are applicable, each holder of an Option shall thereafter have the right to purchase, upon the exercise of the Option in accordance with the terms and conditions specified in the option agreement governing such Option and in lieu of the shares of Common Stock immediately theretofore receivable upon the exercise of such Option, such shares of stock, securities or assets (including, without limitation, cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place.

     (c) Notwithstanding Sections 8(a) and 8(b) hereof, in the event of (i) any offer to holders of the Company's Common Stock generally relating to the acquisition of all or substantially all of their shares, including, without limitation, through purchase, merger or otherwise, or (ii) any proposed transaction generally relating to the acquisition of substantially all of the assets or business of the Company (herein sometimes referred to as an "Acquisition"), the Board of Directors may, in its sole discretion, cancel any outstanding Options (provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISO's) and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board of Directors acting in good faith) equal to the product of (A) the number of shares of Common Stock (the "Option Shares") that, as of the date of the consummation of such Acquisition, the holder of such Option had become entitled to purchase (and had not purchased) multiplied by (B) the amount, if any, by which (1) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Acquisition exceeds (2) the option price applicable to such Option Shares.

     Section 9. Effect of the Plan on Employment Relationship. Neither the Plan nor any Option and/or Award granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of (or otherwise provide services to) the Company or any Subsidiary or Parent thereof, or limit in any respect the right of the Company or any Subsidiary or Parent thereof to terminate such Participant's employment or other relationship with the Company or any Subsidiary or Parent, as the case may be, at any time.

     Section 10. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding capital stock of the Company entitled to vote thereon or consent thereto, the Board of Directors may not amend the Plan (i) to increase (except for increases due to adjustments in accordance with Section 8 hereof) the aggregate number of shares of Common Stock for which Options and/or Awards may be granted hereunder, (ii) to decrease the minimum exercise price specified by the Plan in respect of ISOs or (iii) to change the class of Employees eligible to receive ISOs under the Plan.

     Section 11. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate ten years after the date of its initial adoption by the Board of Directors. No Option and/or Award may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option and/or Award theretofore granted under the Plan.

     Section 12. Effective Date of the Plan. The Plan shall be effective as of July 23, 1998, the date on which the Plan was adopted by the Board of Directors and approved by the requisite holders of outstanding capital stock of the Company.

                                   * * * * *

                                   PROXY CARD

                                  LEXENT INC.
                              THREE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Sidney A. Sayovitz, as Proxy, with the power to appoint his substitute, and hereby authorizes him, to represent and to vote, as designated below, all the shares of Common Stock of Lexent Inc. held of record by the undersigned on March 1, 2001 at the Annual Meeting of Stockholders to be held on May 3, 2001, or any adjournment thereof.

1. To elect the following individuals as members to the Board of Directors of the Company:

[ ] For all nominees listed below                       [ ] Withhold Authority
 (except as marked to the contrary below).               to vote for all nominees listed below.

    L. White Matthews III, Kevin M. O'Kane, and Walter C. Teagle III as Class I directors of the Company for a term of 1 year.

    Richard L. Schwob, and Richard W. Smith as Class II directors of the Company for a term of 2 years.

    Peter O. Crisp and Hugh J. O'Kane Jr. as Class III directors of the Company for a term of 3 years.

    To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:
--------------------------------------------------------------------------------

2. To approve a proposal to amend the Amended and Restated Stock Option and Restricted Stock Purchase Plan.

                  [ ]  FOR      [ ]  ABSTAIN      [ ]  AGAINST

3.  To approve a proposal to adopt the 2001 Employee Stock Purchase Plan.

                  [ ]  FOR      [ ]  ABSTAIN      [ ]  AGAINST

4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

                  [ ]  FOR      [ ]  ABSTAIN      [ ]  AGAINST

 THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
                            PROPOSALS 1, 2, 3 AND 4.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                                             Please sign below. When shares are
                                             held by jointly, both holders
                                             should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such. If a
                                             corporation, please sign in full
                                             corporate name by the President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

                                                             ---------------------------------------------------
                                                             Signature

                                                             ---------------------------------------------------
                                                             Signature (if held jointly)

                                                             ---------------------------------------------------
                                                             Date